  [COMBICHEM LOGO APPEARS HERE]

News Release

  CombiChem Reports Third Quarter 1999 Financial Results Termination of Elan
                 Pharmaceuticals Collaboration Also Announced

  SAN DIEGO, CA, OCTOBER 26, 1999--CombiChem, Inc. (Nasdaq NMS: CCHM) today reported financial results for the quarter ended September 30, 1999. During the quarter, the Company reported revenues of $2,634,000, down from $3,892,000 for the same period in 1998. The Company reported a net loss for the quarter of $4,067,000, or $0.31 per share, compared to a net loss of $643,000, or $0.05 per share, in 1998.

  For the nine months ended September 30, 1999, the Company reported revenues of $8,771,000, down from $10,896,000 for the same period in 1998. For the nine months ended September 30, 1999, the Company reported a net loss of $10,742,000, or $0.82 per share, compared to a net loss of $2,375,000, or $0.30 per share, in 1998. Based on these financial results and other events disclosed through today, the Company expects to report comparable losses in the relevant periods through 1999.

  The Company also announced that following its October 5, 1999 announcement that the Company had entered into an agreement to be acquired by E.I. du Pont de Nemours (DuPont), the Company received notification from Elan
Pharmaceuticals, successor to Athena Neurosciences, Inc., that Elan Pharmaceuticals intends to terminate its collaborative agreement with the Company effective December 31, 1999.

  CombiChem, Inc., based in San Diego, California, is a computational discovery company that is applying its proprietary design technology and rapid synthesis capabilities to accelerate the discovery process for new drugs and chemical products. The Company believes its approach offers the pharmaceutical and chemical industries the opportunity to conduct their discovery efforts in a more productive and cost effective manner. Using its proprietary Discovery Engine(TM) process, CombiChem focuses on the generation, evolution, and optimization of new lead candidates for its collaborative partners, who will then develop, manufacture, market, and sell the resulting products. CombiChem has established collaborative agreements with Athena Neurosciences, Inc., a wholly owned subsidiary of Elan Corporation, plc., ICOS Corporation, ImClone Systems Incorporated, Novartis Crop Protection AG, Ono Pharmaceutical, Co. Ltd., Roche Bioscience, Sumitomo Pharmaceuticals Co. Ltd. and Teijin Limited.

  Additionally, CombiChem has established two 50%-owned joint ventures. ChiroChem Discovery Services LLC was created with Chirotech Technology Limited, a member of the Chiroscience Group of companies, to develop and market computationally designed libraries of single-isomer, chiral compounds to the pharmaceutical industry. Aperion LLC was created with Catalytica Advanced Technologies, Inc. to provide catalytic-based combinatorial discovery services to the materials and process.

  Except for the historical and financial information contained herein, the matters discussed in this news release may contain forward-looking statements which involve risks and uncertainties, including inability to enter into new collaborations, consummation of the on-going tender offer and proposed merger with DuPont, significant fluctuations in quarterly financial performance depending on factors such as timing of revenues recognized and achievement of milestone, timing of expenses incurred in establishing new applications or
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programs, a dependence on the efforts of third parties, a new and uncertain technology employed by CombiChem and its uncertain application to new business ventures, dependence on intellectual property rights, the competitive nature of the Company's industry and risks of obsolescence of certain technology. Actual results may differ materially from those projected. Forward-looking statements represent the judgment of the Company as of the date of this release. CombiChem disclaims, however, any intent or obligation to update any forward-looking statements.

CombiChem's press releases are on the web at www.combichem.com.

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                              CONTACT INFORMATION

Company                                          Investor Relations
CombiChem, Inc.                                 Burns McClellan, Inc.
619-530-0484 TEL                                  212-213-0006 TEL
619-530-9998 FAX                                  212-213-4447 FAX
Vince Anido, President and CEO              Lisa Burns, President and CEO

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9050 CAMINO SANTA FE  SAN DIEGO, CA  92121  TEL 619/530.0484  FAX 619/530.9998
http://www.combichem.com
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                                                   CombiChem News Release page 2

                                COMBICHEM, INC.
                            STATEMENTS OF OPERATIONS
                     (In Thousands, Except Per Share Data)

                                     Three Months Ended    Nine Months Ended
                                        September 30,        September 30,
                                     --------------------  -------------------
                                       1999       1998       1999       1998
                                     ---------  ---------  ---------  --------
Revenue:
  Project initiation fees and
   milestone payments............... $       0  $   1,850  $     375  $  4,900
  Research and development funding..     2,044      2,042      6,541     5,996
  Joint venture service revenue.....       590          0      1,855         0
                                     ---------  ---------  ---------  --------
    Total revenue...................     2,634      3,892      8,771    10,896
Expenses:
  Research and development
    Collaborative...................     2,751      2,424      7,983     6,674
    Proprietary.....................     1,670      1,449      4,906     4,164
                                     ---------  ---------  ---------  --------
                                         4,421      3,873     12,889    10,838
  General and administrative........     1,559      1,011      4,228     3,020
  Joint venture service expense.....       590          0      1,855         0
                                     ---------  ---------  ---------  --------
    Total operating expenses........     6,570      4,884     18,972    13,858
Loss from operations................    (3,936)      (992)   (10,201)   (2,962)
Interest income.....................       263        479        928     1,004
Interest expense....................      (126)      (130)      (401)     (387)
Foreign tax expense.................         0          0          0       (30)
Equity in net loss of 50% owned
 joint ventures.....................      (268)         0     (1,068)        0
                                     ---------  ---------  ---------  --------
Net loss............................ $  (4,067) $    (643) $ (10,742) $ (2,375)
                                     =========  =========  =========  ========
Net loss per share.................. $   (0.31) $   (0.05) $   (0.82) $  (0.30)
                                     =========  =========  =========  ========
Shares used in calculating net loss
 per share..........................    13,202     12,758     13,154     7,870
                                     =========  =========  =========  ========

                       SELECTED BALANCE SHEET INFORMATION
                                 (In Thousands)

                                                   September 30,
                                                       1999      December 31,
                                                    (Unaudited)      1998
                                                   ------------- ------------
   Cash, cash equivalents and short-term
    investments...................................    $19,035      $29,359
   Amounts due from collaborators.................          0        2,825
   Working capital................................     14,097       26,146
   Total assets...................................     30,234       41,980
   Stockholders' equity...........................     20,206       30,177